EXHIBIT 21.1
                          SUBSIDIARIES

NAME                         STATE OF INCORPORATION

Ameritel Communications, Inc.               Delaware

Blue Chip Marketing, Inc.                   Delaware (inactive)

Interactive Display Technologies, Inc.      Delaware

International Cellular Communications Ltd.  Delaware (inactive)

U.S. Communications, Inc.                   Delaware

Ameritel Communications of Puerto Rico, Inc. Puerto Rico

U.S. Paging Services, Inc.                  Delaware

U.S. Personal Communications, Inc.          Delaware (inactive)

Wireless Communication Centers, Inc.        Delaware